Exhibit 10.1

SHARE EXCHANGE AGREEMENT

among

OBJ Enterprises, Inc.,
a Florida Corporation

and

Great Outdoors, LLC
a Delaware Limited Liability Company

and

My GO Games, LLC
a Minnesota Limited Liability Company

made as of

June 19, 2014

i

TABLE OF CONTENTS

I. DEFINITIONS		1
II. EXCHANGE		7
2.1	Share Exchange	7
2.2	Share Exchange Consideration.	7
III. CLOSING AND POST-CLOSING		7
3.1	The Closing	7
3.2	Effective Time.	7
3.3	Closing Procedures.	7
3.4	Post-Closing Matters.	10
3.5	Further Assurances	10
IV. REPRESENTATIONS AND WARRANTIES OF GO		10
4.1	Title to Membership Interests	10
4.2	Incorporation; Power and Authority	11
4.3	Valid and Binding Agreement	11
4.4	No Breach; Consents	11
4.5	Brokerage	11
4.6	Investment	11
V. REPRESENTATIONS AND WARRANTIES OF MGG		13
5.1	Incorporation; Power and Authority.	13
5.2	Valid and Binding Agreement	14
5.3	No Breach; Consents.	14
5.4	Capitalization	14
5.5	Subsidiaries	14
5.6	Absence of Undisclosed Liabilities	14
5.7	Books and Records	15
5.8	Absence of Certain Developments	15
5.9	Property	15
5.10	Accounts Receivable	15
5.11	Intellectual Property Rights	15
5.12	Material Contracts	16
5.13	Litigation	16
5.14	Compliance with Laws; Governmental Authorizations	16
5.15	Employees	17
5.16	Brokerage	17
5.17	Solvency	17
5.18	Disclosure	17
VI. REPRESENTATIONS AND WARRANTIES OF OBJE		18
6.1	Incorporation; Power and Authority	18
6.2	SEC Reporting.	18
6.3	Capitalization.	18
6.4	Subsidiaries	18
6.5	Valid and Binding Agreement	18
6.6	No Breach; Consents	19
6.7	Brokerage	19
6.8	Investment Intent	19
6.9	Authorized Capital and Exchange Shares	19
6.10	Financial Statements	19
6.11	Certain Tax Matters	19
6.12	Undisclosed Liabilities	20
6.13	Interim Changes	20
6.14	Title to Property.	20

6.15	Books and Records	20
6.16	Litigation	21
6.17	Insurance	21
6.18	Compliance with Laws; Governmental Authorizations	21
6.19	Employees	21
6.20	Affiliate Transactions	21
6.21	Solvency	22
6.22	Material Contracts	22
6.23	Access to Information Regarding MGG.	22
6.24	Disclosure	22
VII. COVENANTS OF GO, MGG AND OBJE		22
7.1	MGG Conduct of the Business	22
7.2	OBJE Conduct of Business	23
7.3	Notice of Developments	23
7.4	OBJE Listing	24
7.5	Filing of Schedule 14F-1	24
7.6	Other Covenants.	24
VIII. ORGANIZATIONAL DOCUMENTS OF OBJE AFTER SHARE EXCHANGE		24
8.1	OBJE Articles of Incorporation.	24
8.2	OBJE Bylaws.	24
IX. OFFICERS, DIRECTORS AND EMPLOYEES OF OBJE AFTER SHARE EXCHANGE		24
9.1	Directors.	24
9.2	Officers	24
9.3	Employees.	24
X. CONDITIONS TO CLOSING		25
10.1	Conditions to OBJE’s Obligations	25
10.2	Conditions to GO’s Obligations	25
XI. INDEMNIFICATION		26
11.1	Indemnification by GO	26
11.2	Indemnification by MGG	26
11.3	Indemnification by OBJE	27
XII. EXCLUSIVITY		27
XIII. TERMINATION		28
13.1	Termination	28
13.2	Effect of Termination	29
XIV. GENERAL		29
14.1	Press Releases and Announcements	29
14.2	Expenses	29
14.3	Amendment and Waiver	30
14.4	Notices	30
14.5	Assignment	31
14.6	No Third-Party Beneficiaries	31
14.7	Severability	31
14.8	Complete Agreement	31
14.9	Schedules	31
14.10	Signatures; Counterparts	31
14.11	Governing Law	32
14.12	Specific Performance	32
14.13	Jurisdiction	32
14.14	Waiver of Jury Trial	32
14.15	Construction	32
14.16	Time of Essence	33

SIGNATURES	34

Appendix A – Amended Bylaws of OBJE

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”) among OBJ Enterprises, Inc., a Florida corporation (“OBJE”), Great Outdoors, LLC, a Delaware limited liability company (“GO”) and My GO Games, LLC (“MGG”), a Minnesota limited liability company, is effective as of June 19, 2014.

Recitals

WHEREAS, on May 21, 2014, OBJE and GO entered into a joint venture agreement pursuant to which (i) OBJE acquired membership interests in MGG, representing twenty percent (20%) of the outstanding membership interests of MGG in exchange for contributing personnel, intellectual property, and other good and valuable consideration and (ii) GO acquired membership interests in MGG, representing eighty percent (80%) of the outstanding membership interests of MGG in exchange for contributing cash, contracts, intellectual property, personnel and other good and valuable consideration;

WHEREAS, GO desires to transfer, and OBJE desires to acquire, all of the outstanding membership interests of MGG held by GO by issuing shares of common stock of OBJE (“OBJE Shares”) as consideration, on the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”);

WHEREAS, OBJE and GO desire that immediately following the Closing (as defined herein), MGG will be a wholly-owned subsidiary of OBJE, and OBJE will continue as a public company with directors and management as agreed upon between OBJE and GO on the Closing Date becoming the directors and management of OBJE moving forward; and

WHEREAS, as part of the Share Exchange, pursuant to a shareholder consent resolution of the shareholders of OBJE (“Consent Resolution”), OBJE will amend its articles of incorporation to (i) increase its authorized capital (“Authorized Capital Increase”), (ii) change its name to MyGo Holdings Ltd. (the “Name Change”), (iii) increase the number of directors on its board of directors (the “Board”) to seven (7) (“Board Increase”), and (iv) stagger the terms of its directors on its Board over a period of three years (“Staggered Board Approval”); and

WHEREAS, in connection with the Consent Resolution, OBJE and GO will provide the shareholders of OBJE (the “Shareholders”) with an information statement on Schedule 14C (the “Information Statement”) describing the Share Exchange and the business of MGG (the “Business”).

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.   DEFINITIONS

“Acquisition Proposal” has the meaning set forth in Section 12(a).

“Admitted Claim” has the meanings set forth in Sections 11.1(b), 11.2(b), and 11.3(b).

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agents” has the meaning set forth in Section 12.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Alternative Transaction” has the meaning set forth in Section 12(a).

“Ancillary Agreements” means any other agreements that the Parties may mutually agree are necessary or desirable in connection with the Closing.

“Articles of Incorporation” has the meaning set forth in Section 8.1.

“Authorized Capital Increase” has the meaning set forth in the recitals to this Agreement.

“Board” has the meaning set forth in the recitals to this Agreement.

“Board Increase” has the meaning set forth in the recitals to this Agreement.

“Business” has the meaning set forth in the recitals to this Agreement.

“Bylaws” has the meaning set forth in Section 8.2.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Consent Resolution” has the meaning set forth in the recitals to this Agreement.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“Director Statement” has the meaning set forth in the recitals to this Agreement.

“Disclosure Schedule” means all the schedules delivered by the GO to OBJE or by OBJE to GO, as the case may be, pursuant to this Agreement.

“Effective Time” has the meaning set forth in Section 3.2.

“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Consideration” has the meaning set forth in Section 2.2.

 “Exchange Shares” has the meaning set forth in Section 2.2.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“GO” has the meaning set forth in the first paragraph of this Agreement.

“GO Shareholder Representative” has the meaning set forth in Section 3.3(a)(i)(K).

 “Indemnitee” has the meanings set forth in Sections 11.1(a), 11.2(a) and 11.3(a).

“Indemnitee Claim” has the meanings set forth in Section 11.1(a), 11.2(a) and 11.3(a).

“Indemnitee Losses” has the meanings set forth in Sections 11.1(a), 11.2(a), and 11.3(a).

“Information Statement” has the meaning set forth in the recitals to this Agreement.

“Information Statement Mailing Date” has the meaning set forth in Section 3.4(b).

“Insider” means (i) a shareholder, officer, director or employee of OBJE or GO, as the case may be, (ii) any Member of the Immediate Family of any shareholder, officer, director or employee of OBJE or GO, as the case may be, or (iii) any entity in which any of the Persons described in clause (i) or (ii) owns any beneficial interest (other than less than one percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or publicly traded on the NASDAQ Global Select Market®, NASDAQ Global Market®, or NASDAQ Capital Market®).

“Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) trade secrets, (v) rights in internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.

“Knowledge” means the knowledge of such Person or any knowledge that would have been acquired by any such Person upon appropriate reasonable inquiry and investigation.

“Law” means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

 “Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Loss” means any Litigation, Governmental Order, complaint, claim, demand, damage, deficiency, penalty, fine, cost, amount paid in settlement, liability, obligation, Tax, Encumbrance, loss, expense or fee, including court costs and attorneys’ fees and expenses.

 “Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could reasonably be expected to have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of MGG or OBJE, as the case may be, taken as a whole.

“Member of the Immediate Family” of a Person means a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law of such Person.

“MGG” has the meaning set forth in the first paragraph of this Agreement.

“MGG Intellectual Property Rights” has the meaning set forth in Section 5.11(a).

“MGG Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could reasonably be expected to have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of MGG, taken as a whole.

“MGG Material Contracts” has the meaning set forth in Section 5.12.

“MGG Membership Interests” has the meaning set forth in Section 2.1.

“MGG Optionholders” has the meaning set forth in Section 9.3.

“MGG Optionholder Agreements” has the meaning set forth in Section 9.3.

“MGG Owned Real Property” has the meaning set forth in Section 5.9.

“Name Change” has the meaning set forth in the recitals to this Agreement.

 “OBJE” has the meaning set forth in the first paragraph of this Agreement.

“OBJE Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could reasonably be expected to have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of OBJE, taken as a whole.

“OBJE Material Contracts” has the meaning set forth in Section 6.22.

“OBJE SEC Reports” has the meaning set forth in Section 6.2.

“OBJE Shares” has the meaning set forth in the recitals to this Agreement.

“Ordinary Course of Business” means the ordinary course of business of MGG or OBJE, as the case may be, consistent with past custom and practice.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments (except assessments for public improvements levied, pending or deferred against Real Property) that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (ii) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (iii) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Real Property and which do not unreasonably restrict the use thereof or proposed use thereof in the Ordinary Course of Business, (iv) statutory Encumbrances in favor of lessors arising in connection with any leased property leased to MGG or OBJE, as the case may be, (v) Encumbrances reflected in the latest financial statements or arising under MGG Material Contracts or OBJE Material Contracts, as the case may be, and (vi) Encumbrances that will be removed prior to or in connection with the Closing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by the Company or any Subsidiary, (x) that the Company or any Subsidiary has committed to implement, establish, adopt or contribute to in the future, (y) for which the Company or any Subsidiary is or may be financially liable as a result of the direct sponsor’s affiliation with the Company, its Subsidiaries or the Company’s shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by the Company or any Subsidiary for the benefit of its employees or former employees) or (z) for or with respect to which the Company or any Subsidiary is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer.  Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither the Company nor any Subsidiary has any present or potential liability.

“Real Property” means real property owned, leased, controlled or occupied by MGG or OBJE, as the case may be.

“Registered Intellectual Property Rights” means Intellectual Property Rights that are the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights.

“Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Return” means any return, declaration, report, estimate, information return and statement pertaining to any Taxes.

“Required Consent” means all Consents required in connection with transactions contemplated by this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Share Exchange” has the meaning set forth in the recitals to this Agreement.

“Shareholders” has the meaning set forth in the recitals to this Agreement.

“Staggered Board Approval” has the meaning set forth in the recitals to the Agreement.

“Software” means computer programs or data in computerized form, whether in object code, source code or other form.

 “Subsidiary” means any Person in which any ownership interest is owned, directly or indirectly, by another Person.

 “Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity.

 “Third-Party Intellectual Property Rights” means Intellectual Property Rights in which a Person other than MGG or a Subsidiary has any ownership interest.

 “U.S. GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

II.   EXCHANGE

2.1            Share Exchange.

At the Closing and on the terms and subject to the conditions set forth in this Agreement, GO agrees to transfer to OBJE, and OBJE agrees to acquire, all of the issued and outstanding membership interests of MGG (“MGG Membership Interests”) from GO.  GO waives any co-sale rights, rights of first refusal or similar rights that it may have relating to OBJE’s transfer of the MGG Membership Interests, whether conferred by MGG’s Organizational Documents, by Contract or otherwise.

2.2            Share Exchange Consideration.

The aggregate consideration (the “Exchange Consideration”) issued in exchange for the MGG Membership Interests shall be 50,323,526 OBJE Shares (the “Exchange Shares”) Subject to satisfaction of all applicable securities Laws, the Exchange Shares shall be registered and certificates shall be issued in such names and denominations in accordance with the written instructions of GO; provided that no fraction of an Exchange Share.

III.   CLOSING AND POST-CLOSING

3.1 The Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Dorsey & Whitney LLP at 1400 Wewatta Street, Suite 400, Denver, Colorado 80202, at 12 p.m. (MST) as soon as reasonably possible following satisfaction of the conditions set forth in Article X (the “Closing Date”), but no later than August 31, 2014, or at such other place and on such other date as may be mutually agreed by OBJE and GO, in which case the Closing Date means the date so agreed.

3.2 Effective Time.

The Closing will be effective as of the close of business (5 p.m. MST) on the Closing Date (“Effective Time”).

3.3 Closing Procedures.

(a) Subject to the conditions set forth in this Agreement, on the Closing Date:

(i) GO and MGG will deliver to OBJE:

(A)
certificates representing all of the MGG Membership Interests free and clear of all Encumbrances, either registered in the name of OBJE or duly endorsed for transfer to OBJE or accompanied by duly executed stock powers;

(B)
a certificate of an appropriate officer of MGG dated the Closing Date in a form satisfactory to OBJE, certifying that (a) no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement or any of the Ancillary Agreements, (iii) seeking to prohibit direct or indirect ownership, combination or operation by OBJE of any portion of the Business, or to compel OBJE or MGG to dispose of, or to hold separately, or to make any change in any portion of the business of OBJE or of the Business, as a result of the transactions contemplated by this Agreement, (iv) seeking to require direct or indirect transfer or sale by OBJE of, or to impose material limitations on the ability of OBJE to exercise full rights of ownership of, any of the MGG Membership Interests or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on OBJE or MGG or any of their respective officers or directors; (b) MGG’s representations and warranties are true, accurate and correct as of the Closing Date, (c) MGG has complied with and performed the agreements contained in this Agreement to be complied with, or performed by, it on or prior to the Closing Date, and (d) all conditions to Closing of MGG have been satisfied;

(C)
a certificate of GO dated the Closing Date in a form satisfactory to OBJE, certifying that:  (a) the GO’s representations and warranties are true, accurate and correct as of the Closing Date, (b) GO has made the Pre-Share Exchange Asset Transfers, (c) GO has complied with and performed the agreements contained in this Agreement, to be complied with, or performed by it on or prior to the Closing Date, and (d) all conditions to Closing of GO have been satisfied;

(D)
a Disclosure Schedule, if necessary, prepared as though this Agreement has been dated as of the Closing Date, a good faith draft of which will have been submitted to OBJE immediately prior to the Closing Date;

(E)
the text of the resolutions adopted by the members, managers or other similar governing bodies of MGG and GO as required by the MGG Organizing Documents and the GO Organizing Documents, respectively, authorizing the execution, delivery and performance of this Agreement, certified by an appropriate manager or officer of MGG and GO, as applicable;

(F)	each Ancillary Agreement, if any, fully executed and completed to which any of MGG and/or GO is a party, duly executed by each as applicable;

(G)	all Required Consents duly executed by all appropriate parties;

(H)	any other instruments of transfer reasonably requested by OBJE, duly executed by GO and/or MGG;

(I)
certificates dated as of a date not earlier than the fifth business day prior to the Closing as to the good standing of MGG and GO executed by the appropriate officials of the State of Delaware, in relation to GO, and the States of Minnesota and Texas, in relation to MGG;

(J)
other certifications and instruments as OBJE may require to effect the registration of the Exchange Shares in such names as GO may direct pursuant to applicable Law, including the requirements of the Securities Act and any applicable securities laws of any state of the United States;

(K)
unless all Exchange Shares are to registered in the name of GO, powers of attorney of each Person who will be a registered holder of Exchange Shares at the Closing and the Effective Time, granting a named executive officer of GO (“GO Shareholder Representative”) the power to execute the Consent Resolution and deliver it to OBJE in respect of the Authorized Capital Increase and Name Change;

(L)	the MGG Optionholder Agreements, duly executed by MGG and each of the MGG Optionholders; and

(M)	such other certificates, documents and instruments that OBJE reasonably requests for the purpose of facilitating the consummation of the transactions contemplated by this Agreement.

All actions to be taken by GO in connection with consummation of the transactions contemplated by this Agreement and all certificates, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance satisfactory to OBJE and OBJE’s counsel.

(ii) OBJE will deliver to GO:

(A)
evidence that, upon surrender of the MGG Membership Interests, OBJE will have immediately entered into its stock register and will be deemed to have delivered certificates representing the Exchange Shares registered in the exact names and denominations as directed by GO free and clear of all Encumbrances.  No fraction of an Exchange Share will be issued at Closing;

(B)
a certificate of an appropriate officer of OBJE dated the Closing Date in a form satisfactory to GO certifying that (a) no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement or any of the Ancillary Agreements, (iii) seeking to prohibit direct or indirect ownership, combination or operation by OBJE of any portion of the Business, or to compel OBJE or MGG to dispose of, or to hold separately, or to make any change in any portion of the business of MGG or of the Business, as a result of the transactions contemplated by this Agreement, (iv) seeking to require direct or indirect transfer or sale by MGG of, or to impose material limitations on the ability of OBJE to exercise full rights of ownership of, any of the MGG Membership Interests or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on OBJE or MGG or any of their respective officers or directors; (b) OBJE’s representations and warranties are true, accurate and correct as of the Closing Date, (c) OBJE has complied with and performed the agreements contained in this Agreement to be complied with, or performed by, it on or prior to the Closing Date; and (d) all conditions to Closing of OBJE have been satisfied;

(C)
the text of the resolutions adopted by the board of directors of OBJE authorizing the execution, delivery and performance of this Agreement including the issuance of the Exchange Shares certified by an appropriate officer of OBJE,  approving the Authorized Capital Increase, the Name Change, the Board Increase and the Staggered Board Approval, approving amendment of the Bylaws and approving the appointment of officers of OBJE as described in Section 9.2;

(D)	evidence that the Bylaws, as defined in Article VIII have been properly adopted by OBJE;

(E)	evidence that the resignation of officers of OBJE as described in Section 9.2 will be effected upon Closing and as of the Effective Time;

(F)	each Ancillary Agreement, if any, duly executed and completed to which OBJE is a party;

(G)	all Required Consents duly executed by all appropriate parties;

(H)	certificates dated as of a date not earlier than the fifth business day prior to the Closing as to the good standing of OBJE executed by the appropriate officials of the States of Florida and Texas;

(I)	the MGG Optionholder Agreement, duly executed by OBJE; and

(J)	such other certificates, documents and instruments that GO reasonably request for the purpose of facilitating the consummation of the transactions contemplated by this Agreement.

All actions to be taken by OBJE in connection with consummation of the transactions contemplated by this Agreement and all certificates, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance satisfactory to GO and its counsel.

(b) All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

(c) Notwithstanding any investigation made by or on behalf of any of the parties to this Agreement or the results of any such investigation and notwithstanding the fact of, or the participation of such party in, the Closing, the representations, warranties and agreements in this Agreement will survive the Closing for a period of 12 months.

3.4 Post-Closing Matters.

(a) As soon after the delivery of all outstanding MGG Membership Interests to OBJE and the deemed delivery of all Exchange Share certificates pursuant to Section 3.3 as the parties may agree, GO and/or the GO Shareholder Representative, as applicable, will execute the Consent Resolution, as described in Section 9.1, effecting the Authorized Capital Increase, the Name Change, the Board Increase and the Staggered Board Approval.  OBJE will as soon thereafter as practical file the preliminary Information Statement with the SEC.

(b) Ten (10) days or as soon after the filing of the preliminary Information Statement as permitted by the Exchange Act and the SEC, OBJE will file the definitive Information Statement with the SEC and mail the Information Statement along with the required notice under the laws of the State of Florida in relation to action of the Shareholders by consent resolution to its Shareholders (“Information Statement Mailing Date”).

(c) Upon the Information Statement Mailing Date, OBJE will file on an expedited basis with the Secretary of State of Florida a Certificate of Amendment to Articles of Incorporation effecting the Authorized Capital Increase and Name Change with a delayed effective date of twenty (20) days after the Information Statement Mailing Date.

(d) Upon the Information Statement Mailing Date, OBJE will file a Company-Related Action Notification Form with FINRA and use its commercially reasonable efforts to clear the related Company actions with FINRA.

(e) Additionally, as of the Effective Time on the Closing Date, or as soon thereafter as permitted by the Exchange Act, Paul Watson will resign as the Chief Executive Officer and Chief Financial Officer of OBJE and the appointment of Daniel Hammett to the office of Chief Executive Officer of OBJE, Daniel Miller to the office of Chief Operating Officer and Secretary of OBJE, Paul Watson to the offices of Chief Strategic Officer, President, Chief Financial Officer and Treasurer of OBJE will be effective.

3.5 Further Assurances.

On and after the Closing Date, GO, MGG and OBJE will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by the other parties to carry out any of the provisions of this Agreement.

IV.   REPRESENTATIONS AND WARRANTIES OF GO

GO, represents and warrants to OBJE that, except as described in the Disclosure Schedule, as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

4.1 Title to Membership Interests.

GO owns, of record and beneficially, the MGG Membership Interests, free and clear of any Encumbrance.  At Closing, OBJE will obtain good and valid title to such MGG Membership Interests, of record and beneficially, free and clear of any Encumbrance other than an Encumbrance created by OBJE or this Agreement.

4.2 Incorporation; Power and Authority.

GO is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  GO has all necessary power and authority to execute, deliver and perform this Agreement and any Ancillary Agreements to which it will become a party.

4.3 Valid and Binding Agreement.

The execution, delivery and performance of this Agreement and any Ancillary Agreements to which it will become a party by GO has been duly and validly authorized by all necessary corporate or equivalent action.  This Agreement has been duly executed and delivered by GO and constitutes the valid and binding obligation of GO, enforceable against it in accordance with its terms, subject to the Remedies Exception.  Each Ancillary Agreement to which GO will become a party, when executed and delivered by or on behalf of GO will constitute the valid and binding obligation of GO enforceable against GO in accordance with its terms, subject to the Remedies Exception.

4.4 No Breach; Consents.

The execution, delivery and performance of this Agreement and any Ancillary Agreements to which GO  will become a party will not (a) contravene any provision of the Organizational Documents, if any, of GO; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against GO or any Governmental Authorization that is held by MGG; (d) result in the creation of any Encumbrance upon the MGG Membership Interests held by GO; or (e) require any Governmental Authorization.

4.5 Brokerage.

No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of GO for which OBJE or MGG is or could become liable or obligated.

4.6 Investment.

(a) GO understands that the Exchange Shares have not been approved or disapproved by the SEC or any state securities agency or any securities commission;

(b) GO certifies that it is resident in the jurisdiction of its principal place of business and that such address was not obtained or used solely for the purpose of investing in the Exchange Shares;

(c) GO is acquiring the Exchange Shares,  for investment purposes only for its own account and not with a view to, or for, resale in connection with any distribution of the Exchange Shares within the meaning of the Securities Act; and the Exchange Shares are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof; and GO has no contract, undertaking, understanding, agreement, or arrangement, formal or informal, with any person to sell, transfer, or pledge to any person the Exchange Shares which it hereby acquires, or any part thereof; provided however, that the foregoing representations and warranties do not prevent GO from transferring or otherwise disposing of the Exchange Shares in accordance with registration under the Securities Act and any applicable state securities laws or pursuant to an available exemption from such registration requirements; and it understands the legal consequences of the foregoing representations and warranties to mean that it must bear the economic risk of the investment for an indefinite period of time because the Exchange Shares have not been registered under the Securities Act, and, therefore, may be resold only if registered under the Securities Act, or if an exemption from such registration requirements is available;

(d) GO understands the speculative nature and risks of investments associated with OBJE, and confirms that the Exchange Shares would be suitable and consistent with its investment program and that its financial position enables GO to bear the risks of this investment, and that there may not be any public market for the Exchange Shares;

(e) GO acknowledges that the Exchange Shares are “restricted securities,” as such term is defined under Rule 144 of the Securities Act, and may not be offered, sold, transferred, pledged, or hypothecated to any person in the absence of registration under the Securities Act and applicable state securities laws or an opinion of counsel satisfactory to OBJE that such registration is not required.  Without limiting the generality or application of any other covenants, representations, warranties or acknowledgements of GO respecting resale of the Exchange Shares, if GO decides to offer, sell or otherwise transfer any of the Exchange Shares, it will not offer, sell or otherwise transfer any of such Exchange Shares directly or indirectly, unless:

(i)	the sale is to OBJE;

(ii)
the sale is made outside the United States in an offshore transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act (or such successor rule or regulation then in effect), if available, and in compliance with applicable local laws;

(iii)
the sale is made pursuant to the exemption from the registration requirements under the Securities Act provided by Rule 144 thereunder and in accordance with any applicable state securities laws or in a transaction that does not require registration under the Securities Act or any applicable state laws, and in each case, it has prior to such sale furnished to OBJE an opinion of counsel of reputable standing and in a form reasonably satisfactory to OBJE to that effect; or

(iv)	the Exchange Shares are registered under the Securities Act and any applicable state laws;

Shareholder understands that OBJE may instruct its registrar and transfer agent not to record any transfer of the Exchange Shares without first being notified by OBJE that it is satisfied that such transfer is exempt from or not subject to the registration requirements of the Securities Act and applicable state securities laws;

(f) GO understands that OBJE is under no obligation in the United States, to register the Exchange Shares or seek an exemption under the Securities Act or any applicable state laws, or to cause or permit the Exchange Shares to be transferred in the absence of any such registration or exemption;

(g) GO has determined that as of the date hereof, in consideration of its current beneficial ownership of OBJE Shares and securities convertible or exercisable to acquire OBJE Shares, GO is not required to file a Schedule 13G or Schedule 13D with the SEC in relation to Section 13(d) of the Exchange Act or file any beneficial ownership reports on Form 3 or Form 4 under Section 16 of the Exchange Act;

(h) GO acknowledges that it has not relied upon OBJE or MGG or their respective counsels for legal, financial or tax advice;

(i) Shareholder acknowledges that no person has made to GO any written or oral representations:

(i) that any person will resell or repurchase any of the Exchange Shares; or

(ii) as to the future price or value of any of the Exchange Shares;

(j) GO has not purchased the Exchange Shares as a result of any form of general solicitation or general advertising (as those terms are used in Rule 502 of Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(k) GO confirms that it is an “accredited investor” as defined in Rule 501(a) of Rule 506 of Regulation D under the Securities Act and the issuance and sale of the Exchange Shares by OBJE is being made pursuant to an exemption from the registration requirements under the Securities Act provided by Rule 506(b) of Regulation D under the Securities Act;

(l) GO acknowledges that the certificates representing the Exchange Shares delivered pursuant to this Agreement shall bear a legend in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTL, ONLY (A) TO THE COMPANY, (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE COMPANY.”

(m) GO will execute and deliver within the applicable time periods all documentation as may be required by applicable federal or state securities laws to permit the acquisition of the Exchange Shares on the terms set forth herein and, if required by applicable federal or state securities laws or stock exchange rules, it will execute, deliver and file or assist OBJE in obtaining and filing such reports, undertakings, and other documents relating to the purchase of the Exchange Shares by it as may be required by any applicable federal or state securities laws, securities commissions, stock exchange or other regulatory authority;

(n) All information which GO has provided concerning GO is correct and complete as of the date hereof, and if there should be any change in such information prior to the Closing Date, GO will immediately provide such information to OBJE.

V.   REPRESENTATIONS AND WARRANTIES OF MGG

MGG represents and warrants to OBJE that, except as described in the Disclosure Schedule, as of the date of this Agreement (except as otherwise provided) and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

5.1 Incorporation; Power and Authority.

(a) MGG is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as conducted and proposed to be conducted.  MGG is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its Business or its ownership of property requires it to be so qualified, except where such failure to be so qualified would not have a Material Adverse Effect.  MGG has all necessary power and authority to execute, deliver and perform this Agreement and any Ancillary Agreements to which it will become a party.  MGG is in full compliance with all provisions of its Organizational Documents.

(b) As of the Closing Date, MGG owns, possesses or has the right to use, and operates the Business, and owns all right, title and interest in all property, real, personal or mixed, tangible and intangible, of every kind and description, that relate to, have been developed for use in connection with, arise from the conduct of, are used or held for use in connection with or are necessary for the conduct of the Business as conducted or proposed to be conducted as of the Closing Date, except where the failure to comply with the provisions of this Section 5.1(b) would not individually or in the aggregate have a Material Adverse Effect.

5.2 Valid and Binding Agreement.

The execution, delivery and performance of this Agreement and any Ancillary Agreements to which it will become a party by MGG have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by MGG and constitutes the valid and binding obligation of MGG, enforceable in accordance with its terms, subject to the Remedies Exception.

5.3 No Breach; Consents.

The execution, delivery and performance of this Agreement and any Ancillary Agreements to which MGG will become a party will not (a) contravene any provision of the Organizational Documents of MGG; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract that is either binding upon or enforceable against MGG or any Governmental Authorization that is held by MGG; (d) result in the creation of any Encumbrance upon MGG or any of the assets of MGG; or (e) require any Governmental Authorization.

5.4 Capitalization.

MGG’s MGG Membership Interests that are issued and outstanding are held 20% by OBJE and 80% by GO as of the date of this Agreement and anticipates that there will be no changes in MGG Membership Interests issued and outstanding as of the Closing Date. All issued and outstanding MGG Membership Interests are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party rights and in certificated form, and have been offered, sold and issued by MGG in compliance with applicable securities and corporate Laws, Contracts applicable to MGG and MGG’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights.  The rights and privileges of the MGG Membership Interests are set forth in MGG’s Organizational Documents or otherwise provided by Law.  Except as disclosed on Schedule 5.4, there is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contracts of any character to which MGG is a party or by which it is bound obligating MGG to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any MGG Membership Interests or other equity in MGG or obligating MGG to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to MGG.  Except as contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any MGG Membership Interests.

5.5 Subsidiaries.

MGG does not have any Subsidiaries.

5.6 Absence of Undisclosed Liabilities.

To its Knowledge MGG does not have any material Liability, contingent or otherwise, except (a) a Liability that has arisen in the Ordinary Course of Business or (b) obligations under any Contract, Litigation, Plan, lease, license or commitment listed or otherwise disclosed in Schedule or under any Contract, Litigation, Plan, lease, license or commitment not required to be listed on such a Schedule.

5.7 Books and Records.

The books of account of MGG are complete and correct.  Each transaction is properly and accurately recorded on the books and records of MGG and each document upon which entries in MGG’s books and records are based is complete and accurate in all material respects.  The minute books and stock or equity records of MGG, all of which have been made available to OBJE, are complete and correct.  The minute books of MGG contain accurate records of all meetings held and actions taken by the holders of stock or equity interests, the board of directors and committees of the board of directors or other governing body of MGG, and no meeting of any such holders, board of directors or other governing body or committees has been held for which minutes are not contained in such minute books.  At the Closing, all such books and records will be in the possession of MGG.

5.8 Absence of Certain Developments.

There has not been any Material Adverse Effect on the Business of MGG.

5.9 Property.

(a) As of the Closing Date, MGG owns good and marketable title to each parcel of material real property owned by MGG (the “MGG Owned Real Property”), free and clear of all Encumbrances, except for Encumbrances listed on Schedule 5.9.

(b) The zoning for each parcel of MGG Owned Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use.  MGG is not in violation of any applicable zoning ordinance or other Law relating to the MGG Owned Real Property, and MGG has not received any notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the MGG Owned Real Property.

(c) As of the Closing Date, MGG has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or acquired after the date thereof, free and clear of all Encumbrances, except for Encumbrances listed on Schedule 5.9 and properties and assets disposed of in the Ordinary Course of Business.

(d) As of the Closing Date, the buildings, improvements, building systems, machinery, equipment and other tangible assets and properties used in the conduct of the Business are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business.  As of the Closing Date, MGG owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of the Business as conducted and as proposed to be conducted.

(e) As of the Closing Date, MGG owns, leases, possesses or has the right to use all of the assets, tangible and intangible, necessary to operate the Business in the manner operated by MGG.

5.10 Accounts Receivable.

All notes and accounts receivable of MGG are reflected properly on its books of account, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, are subject to no setoff or counterclaim, and are current and collectible.

5.11 Intellectual Property Rights.

(a) MGG owns all right, title and interest in the material intellectual property rights necessary for MGG to conduct its Business (“MGG Intellectual Property Rights”) free and clear of all Encumbrances (including royalty or other payments), except for those licenses of the MGG Intellectual Property Rights to or from Persons, payments for use of the Intellectual Property Rights and other Encumbrances listed on Schedule 5.11(a).  To the Knowledge of MGG, no MGG Intellectual Property Right has been infringed by any Person.  To the Knowledge of MGG, no employee or former employee or independent contractor of MGG has any claim with respect to any MGG Intellectual Property Right.

(b) All MGG Intellectual Property Rights owned by MGG and, to the Knowledge of MGG, all MGG Intellectual Property Rights licensed by MGG from third parties, are valid and enforceable, and, to the Knowledge of MGG, no Person has asserted that any MGG Intellectual Property Right is invalid or not enforceable.  All MGG Intellectual Property Rights that are Registered Intellectual Property Rights owned by MGG and, to the Knowledge of MGG, licensed by MGG from third parties, are in full force and effect, and all actions required to keep such rights pending or in effect or to provide full available protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken, and, to the Knowledge of MGG, no such Registered Intellectual Property Right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights.  All products covered by MGG Intellectual Property Rights that are Registered Intellectual Property Rights and all usages of MGG Intellectual Property Rights that are Registered Intellectual Property Rights have been marked with the appropriate patent, trademark or other marking required or desirable to maximize available damage awards.

(c) To the Knowledge of MGG, MGG has not infringed, misappropriated or otherwise violated any Third-Party Intellectual Property Right, and MGG has not received any notice of any infringement, misappropriation or violation by MGG of any Third-Party Intellectual Property Right.  No infringement, misappropriation or violation of any Third-Party Intellectual Property Right has occurred with respect to products or services sold by MGG or with respect to the products or services currently under development or with respect to the conduct of the Business as conducted or proposed to be conducted.

(d) All Software that is used by MGG or on any equipment of MGG is owned by MGG or is subject to a current license agreement that covers all use of the Software in the Business as conducted or as proposed to be conducted.  MGG has the right to use the Software used in the Business as it is being used, without any conflict with the rights of others.  MGG is not in breach of any license to, or license of, any Software. MGG does not use, rely on or contract with any Person to provide service bureau, outsourcing or other computer processing services to MGG, in lieu of or in addition to their respective use of the Software.  Following the Closing, MGG will have sufficient rights to all necessary Software, to operate the Business as it is conducted or as proposed to be conducted.

5.12 Material Contracts.

Each contract of MGG necessary for the conduct of its Business as currently conducted (“MGG Material Contract”) is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception.  MGG has performed all obligations required to be performed by it in connection with each MGG Material Contract, except where such non-performance would not have a Material Adverse Effect.  MGG has not received any notice of any claim of default by it under or termination of any MGG Material Contract.  MGG does not have any present expectation or intention of not fully performing any obligation pursuant to any MGG Material Contract, and there is no breach, anticipated breach or default by MGG or, to the Knowledge of MGG, any other party to any MGG Material Contract.

5.13 Litigation.

To the Knowledge of MGG, no Litigation is pending or, to the Knowledge of MGG, threatened against MGG and there is no reasonable basis for any Litigation against MGG.  MGG is not subject to any outstanding Governmental Order.

5.14 Compliance with Laws; Governmental Authorizations.

(a) MGG has complied in all material respects with all applicable Laws and Governmental Orders.  MGG is not relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that, to the Knowledge of MGG, would not be available to OBJE after the Closing.

(b) MGG has in full force and effect all Governmental Authorizations necessary to conduct the Business and own and operate its properties.  MGG has complied in all material respects with all Governmental Authorizations applicable to it.

(c) MGG has not offered, authorized, promised, made or agreed to make any gifts, payments or transfers of property of any kind (other than incidental gifts of nominal value) in connection with any actual or proposed transaction, except as required or permitted by the Laws of each applicable jurisdiction and in each such case has complied with the U.S. Foreign Corrupt Practices Act.

5.15 Employees.

To the Knowledge of MGG, no executive employee of MGG and no group of employees of MGG has any plans to terminate his, her or their employment.  MGG has complied at all times with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state law.  MGG has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

5.16 Brokerage.

No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of MGG for which OBJE or MGG is or could become liable or obligated.

5.17 Solvency.

(a) MGG is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this Section 5.22, “insolvent” means that the sum of the debts and other probable Liabilities of MGG exceeds the present fair saleable value of its assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) MGG will be able to pay its Liabilities as they become due in the usual course of its business; (ii) MGG will not have unreasonably small capital with which to conduct its present or proposed Business; (iii) MGG will have assets (calculated at fair market value) that exceed its Liabilities; (iv) taking into account all pending and threatened litigation, final judgments against MGG in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, MGG will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of MGG; and (v) the cash available to MGG, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

5.18 Disclosure.

The representations and warranties of MGG in this Agreement and the Disclosure Schedule do not contain any untrue statement or omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

VI.   REPRESENTATIONS AND WARRANTIES OF OBJE

OBJE represents and warrants GO that, except as described in the Disclosure Schedule, as of the date of this Agreement (except as otherwise provided) and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

6.1 Incorporation; Power and Authority.

OBJE is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as conducted.  OBJE is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except where such failure to be so qualified would not have a Material Adverse Effect.  Schedule 6.1 lists, for OBJE, the jurisdiction of its organization, its form as a legal entity and each jurisdiction in which it is so qualified.  OBJE has all necessary power and authority to execute, deliver and perform this Agreement and any Ancillary Agreements to which it will become a party.  OBJE is in full compliance with all provisions of its Organizational Documents.

6.2 SEC Reporting.

OBJE is a “reporting issuer” under the Exchange Act, that is required to file reports with the SEC under Section 13 of the Exchange Act (the “OBJE SEC Reports”); OBJE has filed all OBJE SEC Reports required to be filed by it during the 12 months immediately preceding the date of this Agreement with the SEC;  the OBJE Shares are quoted on the OTC Bulletin Board of the Financial Industry Regulatory Authority Inc. under the symbol “OBJE”.

6.3 Capitalization.

OBJE has 24,989,939 OBJE Shares issued and outstanding, none of which are held in treasury.  All issued and outstanding OBJE Shares are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party rights and in certificated form, and have been offered, sold and issued by OBJE in compliance with applicable securities and corporate Laws, Contracts applicable to OBJE and OBJE’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights.  The rights and privileges of the OBJE Shares are set forth in OBJE’s Organizational Documents or otherwise provided by Law.  Except as disclosed on Schedule 6.3, there is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contracts of any character to which OBJE is a party or by which it is bound obligating OBJE to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any OBJE Shares or other equity in OBJE or obligating OBJE to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to OBJE.  Except as contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any OBJE Shares.

6.4 Subsidiaries.

OBJE does not have any Subsidiaries.

6.5 Valid and Binding Agreement.

The execution, delivery and performance of this Agreement and any Ancillary Agreements to which OBJE will become a party by OBJE have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by OBJE and constitutes the valid and binding obligation of OBJE, enforceable against it in accordance with its terms, subject to the Remedies Exception.  Each Ancillary Agreement to which OBJE will become a party, when executed and delivered by OBJE, will constitute the valid and binding obligation of OBJE, enforceable against OBJE in accordance with its terms, subject to the Remedies Exception.

6.6 No Breach; Consents.

The execution, delivery and performance of this Agreement and any Ancillary Agreements to which it will become a party by OBJE will not (a) contravene any provision of the Organizational Documents of OBJE; (b) violate or conflict with any Law, Governmental Order or Governmental Authority; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against OBJE;(d) require any Governmental Authorization; or (e) result in the creation of any Encumbrance upon OBJE or any of the assets of OBJE.

6.7 Brokerage.

No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of OBJE for which MGG or any Shareholder is or could become liable or obligated.

6.8 Investment Intent.

OBJE is acquiring the MGG Membership Interests for investment purposes only for its own account and not with a view to, or for, resale in connection with any distribution of the MGG Membership Interests within the meaning of the Securities Act; and the MGG Membership Interests are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof; and OBJE has no contract, undertaking, understanding, agreement, or arrangement, formal or informal, with any person to sell, transfer, or pledge to any person the MGG Membership Interests which it hereby acquires, or any part thereof; and it understands the legal consequences of the foregoing representations and warranties to mean that it must bear the economic risk of the investment for an indefinite period of time because the MGG Membership Interests have not been registered under the Securities Act, and, therefore, may be resold only if registered under the Securities Act, or if an exemption from such registration requirements is available.

6.9 Authorized Capital and Exchange Shares.

OBJE has sufficient authorized capital, pursuant to its current Organizational Documents, to issue all the Exchanges Shares required to be issued by it pursuant to this Agreement, to assume and meet its obligations under all outstanding conversion rights into OBJE Shares.  The Exchange Shares will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Encumbrances and other third party rights and shall not be subject to pre-emptive or similar rights.

6.10 Financial Statements.

The audited financial statements and unaudited interim financial statements of OBJE included or incorporated by reference in the OBJE SEC Reports have been prepared in accordance with U.S. GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly in all material respects the financial position, results of operations and cash flows of OBJE at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).

6.11 Certain Tax Matters.

(a)   OBJE has (i) timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, each of which was correctly completed and accurately reflected any liability for Taxes of OBJE covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established in OBJE’s books of account, in accordance with applicable generally accepted accounting principles and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof.

(b) OBJE has made (or caused to be made on its behalf) all estimated tax payments required to have been made to avoid any underpayment penalties.

(c) There are no Encumbrances for Taxes upon any assets of OBJE or, except Encumbrances for Taxes not yet due.

(d) OBJE has not requested any extension of time within which to file any Return, which Return has not since been filed.

(e) No deficiency for any Taxes has been proposed, asserted or assessed against OBJE that has not been resolved and paid in full.  No waiver, extension or comparable consent given by OBJE regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending.  There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return for any Tax year subsequent to the year ended December 31, 2005, nor is any such Tax audit or other proceeding pending, nor has there been any notice to OBJE by any Governmental Entity regarding any such Tax, audit or other proceeding, or, to the Knowledge of OBJE, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of OBJE.  OBJE has not entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

6.12 Undisclosed Liabilities.

Except as reflected or expressly reserved against in its balance sheets as reported in the OBJE SEC Reports, to its Knowledge, OBJE does not have any material Liability, contingent or otherwise, except (a) a Liability that has arisen after the date of the latest balance sheet as reported in the OBJE SEC Reports in the Ordinary Course of Business or (b) obligations under any Contract, Litigation, Plan, lease, license or commitment listed or otherwise disclosed on a Schedule to this Agreement or under any Contract, Litigation, Plan, lease, license or commitment not required to be listed or otherwise disclosed on such a Schedule.

6.13  Interim Changes.

Since the most recent OBJE SEC Report required to be filed pursuant to Section 13 of the Exchange Act, there has not been any Material Adverse Effect.

6.14 Title to Property.

OBJE has good and marketable title to all properties and assets, real and personal, reflected in its balance sheets as reported in the OBJE SEC Reports, and the properties and assets of OBJE are subject to no mortgage, pledge, or Encumbrance, except for Permitted Encumbrances.

6.15 Books and Records.

The books of account of OBJE are complete and correct.  Each transaction is properly and accurately recorded on the books and records of OBJE and each document upon which entries in OBJE’s books and records are based is complete and accurate in all respects.  The minute books and stock or equity records of OBJE, all of which have been made available to GO, are complete and correct.  The minute books of OBJE contain accurate records of all meetings held and actions taken by the holders of stock or equity interests, the board of directors and committees of the board of directors or other governing body of OBJE, and no meeting of any such holders, board of directors or other governing body or committees has been held for which minutes are not contained in such minute books.  At the Closing, all such books and records will be in the possession of OBJE.

6.16 Litigation.

No Litigation is pending or, to the Knowledge of OBJE, threatened against OBJE and, to the Knowledge of OBJE, there is no reasonable basis for any Litigation against OBJE.  OBJE is not subject to any outstanding Governmental Order.

6.17 Insurance.

OBJE has at all times maintained insurance relating to its business and covering property, fire, casualty, liability, workers’ compensation and all other forms of insurance customarily obtained by businesses in the same industry.  Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any Contract to which OBJE is subject, (iii) is valid and enforceable, (iv) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and (v) provides adequate insurance coverage for the activities of OBJE.

6.18 Compliance with Laws; Governmental Authorizations.

(a) OBJE has complied in all material respects with all applicable Laws and Governmental Orders.  OBJE is not relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that, to the Knowledge of OBJE, would not be available to OBJE after the Closing.

(b) OBJE has in full force and effect all Governmental Authorizations necessary to conduct its business and own and operate its properties.  OBJE has complied in all material respects with all Governmental Authorizations applicable to it.

(c) OBJE has not offered, authorized, promised, made or agreed to make any gifts, payments or transfers of property of any kind (other than incidental gifts of nominal value) in connection with any actual or proposed transaction, except as required or permitted by the Laws of each applicable jurisdiction and in each such case has complied with the U.S. Foreign Corrupt Practices Act.

6.19 Employees.

(a) OBJE has complied at all times with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state law.

(b) OBJE has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

6.20 Affiliate Transactions.

Except for matters related to MGG and the appointment of Daniel Hammett to the Board or as described on Schedule 6.22, no Insider has any Contract with OBJE (other than employment not represented by a written Contract and terminable at will), any loan to or from OBJE or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the business of OBJE (other than ownership of capital stock of OBJE).  No Insider has any direct or indirect interest in any competitor, supplier or customer of OBJE or in any Person from whom or to whom OBJE or any Subsidiary leases any property, or in any other Person with whom OBJE or any Subsidiary otherwise transacts business of any nature.

6.21 Solvency.

(a) OBJE is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this Section 6.23, “insolvent” means that the sum of the debts and other probable Liabilities of OBJE exceeds the present fair saleable value of its assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) OBJE will be able to pay its Liabilities as they become due in the usual course of its business; (ii) OBJE will not have unreasonably small capital with which to conduct its present or proposed business; (iii) OBJE will have assets (calculated at fair market value) that exceed its Liabilities; (iv) taking into account all pending and threatened litigation, final judgments against OBJE in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, OBJE will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of OBJE; and (v) the cash available to OBJE, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

6.22 Material Contracts.

Each Each contract of MGG necessary for the conduct of its Business as currently conducted (“OBJE Material Contract”) is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception.  OBJE has performed all obligations required to be performed by it in connection with each OBJE Material Contract, except where such non-performance would not have a Material Adverse Effect.  OBJE has not received any notice of any claim of default by it under or termination of any OBJE Material Contract.  OBJE does not have any present expectation or intention of not fully performing any obligation pursuant to any OBJE Material Contract, and there is no breach, anticipated breach or default by OBJE or, to the Knowledge of OBJE, any other party to any OBJE Material Contract.

6.23 Access to Information Regarding MGG.

OBJE acknowledges that they have been delivered copies of what has been represented to be documentation containing all material information respecting MGG and its present and contemplated business operations, potential acquisitions, management and other factors; that they have had a reasonable opportunity to review such documentation and discuss it, to the extent desired, with their legal counsel, directors and executive officers; that they have had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of MGG, and with the legal and accounting firms of MGG, with respect to such documentation; and that to the extent requested, all questions raised have been answered to their complete satisfaction.  OBJE acknowledges that MGG is a high risk early development stage company that is subject  to all the attendant risks and uncertainties of similarly situated businesses.

6.24 Disclosure.

The representations and warranties of OBJE in this Agreement and the Disclosure Schedule do not contain any untrue statement or omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

VII.   COVENANTS OF GO, MGG AND OBJE

7.1 MGG Conduct of the Business.

GO, OBJE and MGG will cause MGG to observe the following provisions up to and including the Closing Date:

(a) MGG will conduct the Business only in, and MGG will not take any action except in, the Ordinary Course of Business and in accordance with applicable Law;

(b) MGG will not amend or modify any MGG Material Contract or enter into any Contract that would have been an MGG Material Contract if such Contract had been in effect on the date of this Agreement, except as agreed to by OBJE;

(c) MGG will (i) use its best efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii), subject to applicable Laws, confer on a regular basis with representatives of OBJE to report operational matters and the general status of ongoing operations as requested by OBJE and (iii) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by MGG in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty;

(d) MGG, with the assistance of GO, will have and maintain (i) a demonstrated a launch-ready Great Outdoors Hunting games in Android and Windows PC formats (ii) employment and service contracts with game developers, (iii) a development studio and (iv) employment contracts with Danny Hammett and Dan Miller.

7.2 OBJE Conduct of Business.

OBJE will observe the following provisions up to and including the Closing Date:

(a) OBJE will conduct its business only in, and OBJE will not take any action except in, the Ordinary Course of Business and in accordance with applicable Law;

(b) OBJE will have and maintain a Master Services Agreement with MGG and will maintain its reporting obligations with the SEC under Section 13 of the Exchange Act and will timely file all reports required under the Exchange Act.

(c) OBJE will not amend or modify any OBJE Material Contract or enter into any Contract that would have been a OBJE Material Contract if such Contract had been in effect on the date of this Agreement;

(d) OBJE will (i) use its best efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii), subject to applicable Laws, confer on a regular basis with representatives of MGG to report operational matters and the general status of ongoing operations as requested by MGG and (iii)  not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by OBJE in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty;

(e) OBJE will not cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

7.3 Notice of Developments.

(a) GO and MGG will promptly notify OBJE of any emergency or other change in the Ordinary Course of Business of MGG or the commencement or threat of Litigation.  GO will promptly notify OBJE in writing if GO should discover that any representation or warranty made by GO in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect.  MGG will promptly notify OBJE in writing if it should discover that any representation or warranty made by MGG in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect.

(b) OBJE will promptly notify GO and MGG of any emergency or other change in the Ordinary Course of Business of OBJE or the commencement or threat of Litigation.  OBJE will promptly notify GO and MGG in writing if it should discover that any representation or warranty made by OBJE in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect.

7.4 OBJE Listing.

OBJE will use its best efforts to cause the OBJE Shares to remain eligible for quotation on the Over-the-Counter Bulletin Board.

7.5 Other Covenants.

GO, MGG and OBJE hereby agree to use their best efforts to undertake, or cause to be undertaken, all actions necessary to fulfill the agreements made by such party herein and to fulfill all conditions precedent to the Closing of this Agreement before the Closing Date.

VIII.   ORGANIZATIONAL DOCUMENTS OF OBJE AFTER SHARE EXCHANGE

8.1 OBJE Articles of Incorporation.

As soon after Closing as agreed by the parties, the Articles of Incorporation of OBJE will be amended by Consent Resolution to effect the Authorized Capital Increase, the Name Change, the Board Increase and the Staggered Board Approval; as soon after the Closing as agreed to by the parties, GO hereby agrees to execute and deliver Consent Resolution.  As amended, the Articles of Incorporation of OBJE as of the date of this Agreement will be the Articles of Incorporation moving forward (“Articles of Incorporation”).

8.2 OBJE Bylaws.

Prior to Closing, OBJE hereby agrees to amend and restate, or to cause to be amended and restated, its bylaws such that its bylaws are substantially identical to those bylaws attached hereto as Annex A.  Such amended and restated bylaws will be the bylaws of OBJE moving forward (“Bylaws”).

IX.   OFFICERS AND DIRECTORS OF OBJE AFTER SHARE EXCHANGE; OPTIONS OF MGG

9.1 Directors.

Upon Closing and as of the Effective Time, there shall be no change in the directors of OBJE.

9.2 Officers.

Upon Closing and as of the Effective Time, the board of directors of OBJE shall cause Paul Watson to resign as the Chief Executive Officer and Chief Financial Officer of OBJE and will appoint of Daniel Hammett to the office of Chief Executive Officer of OBJE, Daniel Miller to the office of Chief Operating Officer and Secretary of OBJE, Paul Watson to the offices of Chief Strategic Officer, President, Chief Financial Officer and Treasurer of OBJE until their successors have been duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the Articles of Incorporation or Bylaws.

9.3 MGG Options.

Prior to Closing, OBJE, MGG and the executive officers of MGG that hold options in MGG (the “MGG Optionholders”), as set forth on Schedule 9.3 to this Agreement, pursuant to their employment agreements with MGG, will enter into amendments to their employment agreements to amend the terms of their options in MGG such that upon exercise of such MGG options, the MGG Optionholders will receive OBJE Shares in lieu of MGG Membership Interests at a deemed value, pursuant to the parties agreement pursuant to their arms-length negotiations that the fair market value of both the MGG membership interests and the OBJE Shares is $0.05, of one OBJE Share for one MGG Membership Interest acquirable upon exercise of the MGG options (“MGG Optionholder Agreements”).  Each MGG Optionholder will agree that settlement of any OBJE Shares acquirable upon exercise of the MGG options will be contingent upon the approval and effectiveness of the Authorized Capital Increase.

X.   CONDITIONS TO CLOSING

10.1 Conditions to OBJE’s Obligations.

The obligation of OBJE to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in OBJE’s sole discretion (but no such waiver will waive any rights or remedy otherwise available to OBJE), of each of the following conditions at or prior to the Closing:

(a) Except as would not have a Material Adverse Effect, the representations and warranties set forth in Articles IV and V, are true and correct at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date (without taking into account any supplemental disclosures after the date of this Agreement by GO or MGG or the discovery of information by OBJE);

(b) GO and MGG will have performed and complied with each of their respective agreements contained in this Agreement, including all covenants of MGG and GO in Article VII,  in all material respects that are required to be completed prior to Closing;

(c) Each Required Consent will have been obtained and be in full force and effect and such actions as OBJE’s counsel may reasonably require will have been taken in connection therewith;

(d) No MGG Material Adverse Effect will have occurred; and

(e) MGG will have delivered each of the agreements, certificates, instruments and other documents that it is obligated to deliver pursuant to Section 3.3(a)(i), and such agreements so delivered will be in full force and effect.

10.2 Conditions to GO’s Obligations.

The obligation of GO to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of GO (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Article VI will be true and correct in all material respects;

(b) OBJE will have performed and complied with each of its agreements contained in this Agreement, including all covenants of OBJE in Article VII, in all material respects that are required to be completed prior to Closing;

(c) Each Required Consent will have been obtained and be in full force and effect and such actions as GO Representative or MGG’s counsel may reasonably require will have been taken in connection therewith;

(d) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(e) No OBJE Material Adverse Effect will have occurred;  and

(f) OBJE will have delivered each of the certificates, instruments and other documents that it is obligated to deliver pursuant to Section 3.3(a)(ii).

XI.   INDEMNIFICATION

11.1 Indemnification by GO.

(a) GO will indemnify each of OBJE and MGG (for purposes of this Section 11.1 only, “Indemnitees”) and hold them harmless against any Loss, whether or not actually incurred prior to the applicable date referred to in Section 11.1(b), arising from, relating to or constituting any breach or inaccuracy in any of the representations and warranties of GO contained in Article IV of this Agreement or in the Disclosure Schedule or any closing certificate delivered by or on behalf of GO pursuant to this Agreement or  any breach of any of the agreements of GO contained in this Agreement (collectively, “Indemnitee Losses”).

(b) If any Indemnitee has a claim for indemnification under this Section 11:1, such Indemnitee will deliver to GO one or more written notices of  Losses (each an “Indemnitee Claim”), prior to the period expiring on the first anniversary of the Closing Date.  GO will have no liability under this Section 11:1 unless the written notices required by the preceding sentence are given by the date specified.  Any Indemnitee Claim will state in reasonable detail the basis for such Indemnitee Losses to the extent then known by Indemnitee and the nature of Indemnitee Loss for which indemnification is sought, and it may state the amount of Indemnitee Loss claimed.  If such Indemnitee Claim (or an amended Indemnitee Claim) states the amount of Indemnitee Loss claimed and GO notifies Indemnitee that GO does not dispute the claim described in such notice or fails to notify Indemnitee within 20 business days after delivery of such notice by OBJE or MGG whether GO disputes the claim described in such notice, Indemnitee Loss in the amount specified in Indemnitee’s notice will be admitted by GO (an “Admitted Claim”), and GO will pay the amount of such Indemnitee Loss to Indemnitee.  If GO has timely disputed the liability of GO with respect to an Indemnitee Claim (or an amended Indemnitee Claim) stating the amount of an Indemnitee Loss claimed, GO and Indemnitee will proceed in good faith to negotiate a resolution of such dispute.  If a claim for indemnification has not been resolved within 30 days after delivery by GO of the Indemnitee Claim, Indemnitee may seek judicial recourse.  If an Indemnitee Claim does not state the amount of Indemnitee Loss claimed, such omission will not preclude Indemnitee from recovering from such Shareholder the amount of Indemnitee Loss described in such Indemnitee Claim if any such amount is subsequently provided in an amended Indemnitee Claim.  In order to assert its right to indemnification under this Article XI,  Indemnitee will not be required to provide any notice except as provided in this Section 11.1(b).

(c) GO will pay the amount of any Indemnitee Loss to Indemnitee within 10 days following the determination of Shareholder’s liability for and the amount of an Indemnitee Loss (whether such determination is made pursuant to the procedures set forth in this Section 11.1 by agreement between Indemnitee and such Shareholder, by arbitration award or by final adjudication).

11.2 Indemnification by MGG.

(a) MGG will indemnify each of OBJE and GO (for purposes of this Section 11.2 only, “Indemnitees”) and hold them harmless against any Loss, whether or not actually incurred prior to the applicable date referred to in Section 12.2(b), arising from, relating to or constituting any breach or inaccuracy in any of the representations and warranties of MGG contained in Article V of this Agreement or in the Disclosure Schedule or any closing certificate delivered by or on behalf of MGG pursuant to this Agreement or  any breach of any of the agreements of MGG contained in this Agreement (collectively, “Indemnitee Losses”).

(b) If any Indemnitee has a claim for indemnification under this Section 11:1, such Indemnitee will deliver to MGG one or more written notices of  Losses (each an “Indemnitee Claim”), prior to the period expiring on the first anniversary of the Closing Date.  MGG will have no liability under this Section 11:1 unless the written notices required by the preceding sentence are given by the date specified.  Any Indemnitee Claim will state in reasonable detail the basis for such Indemnitee Losses to the extent then known by Indemnitee and the nature of Indemnitee Loss for which indemnification is sought, and it may state the amount of Indemnitee Loss claimed.  If such Indemnitee Claim (or an amended Indemnitee Claim) states the amount of Indemnitee Loss claimed and MGG notifies Indemnitee that MGG does not dispute the claim described in such notice or fails to notify Indemnitee within 20 business days after delivery of such notice by OBJE or GO whether MGG disputes the claim described in such notice, Indemnitee Loss in the amount specified in Indemnitee’s notice will be admitted by GO (an “Admitted Claim”), and MGG will pay the amount of such Indemnitee Loss to Indemnitee.  If MGG has timely disputed the liability of MGG with respect to an Indemnitee Claim (or an amended Indemnitee Claim) stating the amount of an Indemnitee Loss claimed, MGG and Indemnitee will proceed in good faith to negotiate a resolution of such dispute.  If a claim for indemnification has not been resolved within 30 days after delivery by MGG of the Indemnitee Claim, Indemnitee may seek judicial recourse.  If an Indemnitee Claim does not state the amount of Indemnitee Loss claimed, such omission will not preclude Indemnitee from recovering from such Shareholder the amount of Indemnitee Loss described in such Indemnitee Claim if any such amount is subsequently provided in an amended Indemnitee Claim.  In order to assert its right to indemnification under this Article XI,  Indemnitee will not be required to provide any notice except as provided in this Section 11.2(b).

(c) MGG will pay the amount of any Indemnitee Loss to Indemnitee within 10 days following the determination of MGG’s liability for and the amount of an Indemnitee Loss (whether such determination is made pursuant to the procedures set forth in this Section 11.2, by agreement between Indemnitee and MGG, by arbitration award or by final adjudication).

11.3 Indemnification by OBJE.

(a) OBJE will indemnify each of MGG and each of GO (for purposes of this Section 11.3 only, “Indemnitees”) and hold them harmless against any Loss, whether or not actually incurred prior to the applicable date referred to in Section 11.3(b), arising from, relating to or constituting any breach or inaccuracy in any of the representations and warranties of OBJE contained in Article VI of this Agreement or in the Disclosure Schedule or any closing certificate delivered by or on behalf of OBJE pursuant to this Agreement or  any breach of any of the agreements of OBJE contained in this Agreement (collectively, “Indemnitee Losses”).

(b) If any Indemnitee has a claim for indemnification under this Section 11.3, such Indemnitee will deliver to OBJE one or more written notices of Losses (each an “Indemnitee Claim”), prior to the period expiring on the first anniversary of the Closing Date.  OBJE will have no liability under this Section 11.3 unless the written notices required by the preceding sentence are given by the date specified.  Any Indemnitee Claim will state in reasonable detail the basis for such Indemnitee Losses to the extent then known by Indemnitee and the nature of Indemnitee Loss for which indemnification is sought, and it may state the amount of Indemnitee Loss claimed.  If such Indemnitee Claim (or an amended Indemnitee Claim) states the amount of Indemnitee Loss claimed and OBJE notifies Indemnitee that OBJE does not dispute the claim described in such notice or fails to notify Indemnitee within 20 business days after delivery of such notice to OBJE whether OBJE disputes the claim described in such notice, Indemnitee Loss in the amount specified in Indemnitee’s notice will be admitted by OBJE (an “Admitted Claim”), and OBJE will pay the amount of such Indemnitee Loss to Indemnitee.  If OBJE has timely disputed the liability of OBJE with respect to an Indemnitee Claim (or an amended Indemnitee Claim) stating the amount of an Indemnitee Loss claimed, OBJE and Indemnitee will proceed in good faith to negotiate a resolution of such dispute.  If a claim for indemnification has not been resolved within 30 days after delivery to OBJE of the Indemnitee Claim, Indemnitee may seek judicial recourse.  If an Indemnitee Claim does not state the amount of Indemnitee Loss claimed, such omission will not preclude Indemnitee from recovering from OBJE the amount of Indemnitee Loss described in such Indemnitee Claim if any such amount is subsequently provided in an amended Indemnitee Claim.  In order to assert its right to indemnification under this Article XI,  Indemnitee will not be required to provide any notice except as provided in this Section 11.3(b).

(c) OBJE will pay the amount of any Indemnitee Loss to Indemnitee within 10 days following the determination of OBJE’s liability for and the amount of an Indemnitee Loss (whether such determination is made pursuant to the procedures set forth in this Section 11.3, by agreement between Indemnitee and OBJE, by arbitration award or by final adjudication).

XII.   EXCLUSIVITY

In connection with the Share Exchange and in consideration for the time expended and expenses incurred by each of the parties with respect to the Share Exchange, each of the parties agrees to deal exclusively and in good faith with the other party in regards to this Agreement, including without limitation, completing all covenants and matters precedent for Closing  from the date of this Agreement until the earlier of (i) 5:00PM MST on August 31, 2014, (ii) the Closing, or (iii) the date, if any, upon which this Agreement terminates under Article XIII.

During the Exclusivity Period, neither GO, MGG or OBJE will, and each of such will cause its subsidiaries and its and their respective directors, officers, employees, representatives, advisors and agents (collectively, “Agents”) not to, in each case, directly or indirectly:

(a)
solicit, initiate, encourage, facilitate or accept any inquiry, proposal or offer (an “Acquisition Proposal”) from any person (other than the parties hereto) with respect to any of the following transactions (“Alternative Transactions”) between such party or any of its affiliates and any person:

(i)
the acquisition or purchase by any person or group of persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any capital stock or other voting securities, of such party or any of its affiliates representing 10% or more of the outstanding voting securities of such party or such affiliate, on a fully diluted basis, or of all or a material portion of the assets of such party or any of its affiliates; provided however, that both acknowledge and agree that the above exclusivity provisions do not apply to any activities engaged in during the ordinary course of business for the parties;

(ii)	a merger, recapitalization, restructuring, reorganization, amalgamation, arrangement, joint venture or other business combination involving such party or any of its affiliates; or

(iii)	any other extraordinary business transaction involving or otherwise relating to such party or any of its affiliates;

(b)	participate in any discussions, conversations, negotiations or other communications with any person with respect to an Alternative Transaction;

(c)
enter into any agreement, arrangement or understanding with respect to an Alternative Transaction or pursuant to which such party may be required to delay, abandon, terminate or fail to consummate the Proposed Transaction; or

(d)
furnish any information to any person in connection with a proposed Alternative Transaction or otherwise assist, facilitate or encourage the making of, or cooperate in any way regarding, any Acquisition Proposal.

In addition, each of the parties agrees to cease and terminate immediately, and to cause its Agents to cease and terminate immediately, any existing negotiations, discussions, conversations or other communications with respect to any Alternative Transaction.

Each party shall promptly advise all other parties of its receipt of any Acquisition Proposal and any request for information that may reasonably be expected to lead to or is otherwise related to any Acquisition Proposal, the identity of the person making such Acquisition Proposal or request for information and the terms and conditions of such Acquisition Proposal and shall refrain from engaging in any communication that may encourage the continuation or pursuit of such Acquisition Proposal.

XIII.   TERMINATION

13.1 Termination.

This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of OBJE and GO;

(b) by GO if:

(i) OBJE has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect; provided such breach has not been cured within 10 days of notice to OBJE of such breach;

(ii) the transactions contemplated by this Agreement will not have been consummated on or before August 31, 2014; provided, that GO will not be entitled to terminate this Agreement pursuant to this Section 13.1(b)(ii) if GO’s failure to comply fully with their obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(iii) a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing; and

(iv) after the date of this Agreement, an OBJE Material Adverse Effect will have occurred;

(c) by OBJE, if:

(i) GO or MGG has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect; provided such breach has not been cured within 10 days of notice to GO or MGG, respectively, of such breach;

(ii) the transactions contemplated by this Agreement will not have been consummated on or before August 31, 2014 provided, that OBJE will not be entitled to terminate this Agreement pursuant to this Section 13.1(c)(ii) if OBJE’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(iii) a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits Closing; and

(iv) after the date of this Agreement, a MGG Material Adverse Effect will have occurred.

13.2 Effect of Termination.

The right of termination under Section 13.1 is in addition to any other rights Buyer or Sellers may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement.  If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate except that Article XIV will survive indefinitely unless sooner terminated or modified by the parties in writing.

XIV.   GENERAL

14.1 Press Releases and Announcements.

Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with OBJE, GO or MGG, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as both OBJE and GO determine and approve, unless otherwise required by law, provided however, that when practicable, before one party makes any announcement required by Law, a copy of the announcement and notice of the provision of law requiring its disclosure will be provided to the other party.  Unless consented to by OBJE, MGG and GO or required by Law, OBJE, MGG and GO will keep this Agreement and the transactions contemplated by this Agreement confidential.

14.2 Expenses.

Except as otherwise expressly provided for in this Agreement, GO, OBJE, and MGG. respectively, will each pay all expenses incurred by each of them in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not).  GO agrees that MGG has not borne and will not bear any of GO’s expenses in connection with the transactions contemplated by this Agreement.

14.3 Amendment and Waiver.

This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

14.4 Notices.

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five (5) business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to each of OBJE, MGG, and GO and will, unless another address is specified in writing, be sent to the respective addresses indicated below:

If to OBJE: OBJ Enterprises, Inc. Attn: Paul Watson 1707 Post Oak Blvd., Suite 215 Houston, Texas 77056 Email: pwatson@mygogames.com
With a copy to: Dorsey & Whitney LLP 1400 Wewatta Street, Suite 400 Denver, CO 80202 Fax: 303-629-3450 Email: sam.kenneth@dorsey.com Attention: Kenneth G. Sam, Esq.
If to GO: Great Outdoors, LLC Attn: Daniel Hammett 700 Hammett Lane New Smyrna, Florida 32168 Email: dhammett@mygogames.com
If to MGG: My GO Games, LLC Attn: Daniel Hammett 13785 Research Blvd Austin, Texas 78750 Email: dhammett@mygogames.com
14.5 Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement.  Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

14.6 No Third-Party Beneficiaries.

Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

14.7 Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14.8 Complete Agreement.

This Agreement and, when executed and delivered, the Ancillary Agreements contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral.  Each of the parties to this Agreement acknowledge that the other parties hereto have not made any representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement.

14.9 Schedules.

The Disclosure Schedule contains a series of schedules corresponding to the sections contained in Articles IV, V and VI.  Nothing in the Disclosure Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Disclosure Schedule identifies in the corresponding schedule the exception with particularity and describes the relevant facts in detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself.  The schedules in the Disclosure Schedule relate only to the representations and warranties in the section and subsection of this Agreement to which they correspond and not to any other representation or warranty in this Agreement.

14.10 Signatures; Counterparts.

This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

14.11 Governing Law.

The domestic law, without regard to conflicts of laws principles, of the State of Florida will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

14.12 Specific Performance.

Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of MGG, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach.  Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that OBJE provide any bond or other security).  The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

14.13 Jurisdiction.

Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

14.14 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 14.14.

14.15 Construction.

The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance.  If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement.  Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The word “including” means “including without limitation.”  A statement that an action has not occurred in the past means that it is also not presently occurring.  When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion.  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.  A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

14.16 Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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SIGNATURES

IN WITNESS WHEREOF, OBJE, MGG, and GO have executed this Share Exchange Agreement as of the date first above written.

OBJE: OBJ ENTERPRISES, INC. By: Name: Paul Watson Title: President MGG: MY GO GAMES, LLC By: Name: Daniel Hammett Title: Chief Executive Officer	GO: GREAT OUTDOORS, LLC By:______________________________ Name: Daniel Hammett Title: Chief Executive Officer

APPENDIX A

[SEE ATTACHED AMENDED BYLAWS]